UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2024

Erasca, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40602	83-1217027
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3115 Merryfield Row Suite 300
San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 465-6511

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ERAS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On October 24, 2024, Erasca, Inc. (the Company) announced preliminary data from its SEACRAFT-1 Phase 1b trial in an oral presentation at the 36th EORTC-NCI-AACR (ENA) Symposium.

In the Phase 1b trial of naporafenib plus trametinib (MEKINIST®) in patients with locally advanced unresectable or metastatic solid tumor malignancies with RAS Q61X mutations, the preliminary clinical activity of naporafenib plus trametinib in the melanoma cohort include, as of the efficacy cutoff date*:

•
40% (4/10) response rate observed in the efficacy-evaluable patients with NRAS Q61X melanoma, including three confirmed partial responses and one unconfirmed partial response; the melanoma cohort in SEACRAFT-1 is generally representative of the patient population currently being enrolled in the pivotal SEACRAFT-2 trial
•
70% (7/10) of patients remained on treatment as of the data cutoff, including all four responders

*Safety data cutoff date was September 3, 2024. Efficacy data cutoff date was September 5, 2024.

Naporafenib plus trametinib has been generally well tolerated as of the safety cutoff date, with mostly low-grade adverse events in the majority of patients. The Company believes that the use of mandatory primary rash prophylaxis helped reduce the frequency and severity of skin toxicities, reduced drug discontinuation rate due to adverse events, and improved the observed tolerability as measured by the increased relative dose intensity, as compared to the prior clinical trials of naporafenib plus trametinib conducted by Novartis, which did not include the use of mandatory primary rash prophylaxis.

The Company believes that the preliminary SEACRAFT-1 data reinforce the potential of the ongoing Phase 3 SEACRAFT-2 trial in patients with NRAS-mutant (NRASm) melanoma. The Company expects to read out randomized dose optimization data from Stage 1 of the SEACRAFT-2 Phase 3 trial in 2025.

Forward-Looking Statements

The Company cautions you that statements contained in this report regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on the Company’s current beliefs and expectations and include, but are not limited to: the Company’s expectations regarding the potential therapeutic benefits and safety profile of its product candidates, including naporafenib; and the planned advancement of the Company’s development pipeline, including the anticipated timing of future data readouts for Stage 1 of the SEACRAFT-2 trial, and other upcoming development milestones. Actual results may differ from those set forth in this report due to the risks and uncertainties inherent in the Company’s business, including, without limitation: preliminary results of a clinical trial are not necessarily indicative of final results and one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data and as more patient data becomes available; the Company’s approach to the discovery and development of product candidates based on the Company’s singular focus on shutting down the RAS/MAPK pathway, a novel and unproven approach; potential delays in the commencement, enrollment, and completion of clinical trials and preclinical studies; the Company’s dependence on third parties in connection with manufacturing, research, and preclinical and clinical testing; unexpected adverse side effects or inadequate efficacy of the Company’s product candidates that may limit their development, regulatory approval, and/or commercialization, or may result in recalls or product liability claims; unfavorable results from preclinical studies or clinical trials; results from preclinical studies or early clinical trials not necessarily being predictive of future results; regulatory developments in the United States and foreign countries; the Company’s ability to obtain and maintain intellectual property protection for the Company’s product candidates and maintain the Company’s rights under intellectual property licenses; the Company’s ability to fund its operating plans with its current cash, cash equivalents, and marketable securities; and other risks described in the Company’s prior filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2023, and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

MEKINIST® is a registered trademark owned by or licensed to Novartis AG, its subsidiaries, or affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Erasca, Inc.

Date:	October 24, 2024	By:	/s/ Ebun Garner
Ebun Garner, General Counsel